Exhibit 99.2


                       P R E S S   R E L E A S E


February 26, 2004

                                                 For Immediate Release

For Information
Contact:       Edward G. Kitz
               (414) 231-5000


Roundy's, Inc. Net Rent Expense For Fourth Quarter and Fiscal Year
2003

Roundy's, Inc. net rent expense for the fourth quarter and year ended January 3, 2004 was $11.8 million and $35.4 million, respectively.

About Roundy's
Roundy's, Inc., founded in 1872, is a leading food retailer and wholesaler in the Midwest. As of February 26, 2004, Roundy's operated 119 retail grocery stores under the Pick 'n Save, Copps and Rainbow Foods banners. From seven distribution centers, Roundy's supplies over 800 retail grocery store locations. The Company is owned by investment funds controlled by Chicago-based Willis Stein & Partners III, L.P.

The Company maintains a Web site at http://www.roundys.com. On its Web site, the Company makes available, free of charge, press releases and other additional information.

This release contains forward-looking statements about the future performance of the Company, which are based on management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the Company's ability to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.